Exhibit 8.1

Norton Rose Fulbright US LLP 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

December 7, 2018

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, PA 16803

Ladies and Gentlemen:

We have acted as counsel to Eclipse Resources Corporation, a Delaware corporation (“Eclipse”), in connection with (i) the Agreement and Plan of Merger, dated as of August 25, 2018 (the “Merger Agreement”), by and among Eclipse, Everest Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Eclipse (“Merger Sub”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation ( “BRMR”), pursuant to which Merger Sub will merge with and into BRMR, with BRMR as the surviving corporation (the “Merger”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-227815) (the “Registration Statement”), which includes the consent solicitation information statement/prospectus, originally filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2018. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated December 7, 2018, and delivered by Eclipse, Merger Sub, and BRMR to us for the purpose of rendering our opinion stated herein (the “Representations Letters”), and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). In rendering this opinion, we also have assumed that (i) any representations set forth in the Representation Letters are, and will be as of the Effective Time, true and complete, and (ii) the Representation Letters have been executed by appropriate and authorized officers of Eclipse and BRMR.

In rendering our opinion, we have assumed with your consent that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in

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Eclipse Resources Corporation December 7, 2018 Page 2

conformity with the requirements and provisions of the Documents, (v) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect, and (vi) none of the parties to the Merger Agreement have taken, or will take, any action that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Eclipse, Merger Sub, and BRMR in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Eclipse, Merger Sub, or BRMR in the Documents, or assumptions on which our opinion is based could affect our conclusion.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement, we are of the opinion that, under current law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP